Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-190228 and 333-194928) of our report dated June 28, 2023, with respect to the financial statements and supplemental schedule of South State Bank 401(k) Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ Forvis Mazars, LLP

Asheville, North Carolina

June 21, 2024